Exhibit 99.1

To Our Shareholders,

The Company’s first quarter 2026 revenue of $435.8 million increased slightly from the record first quarter 2025 revenue by $1.0 million, or 0.2%. This growth was driven by consistent demand in the Utility segment, where revenue increased $8.4 million, or 3.3%, compared to the first quarter of 2025 primarily due to sales increases in our Utility Resource Group. These gains were partially offset by lower revenue in the Residential/Commercial (R/C) segment, which declined $7.3 million, or 4.1% compared to 2025. The decrease was completely attributable to the Commercial Landscape Services (CLS) segment not having a storm related cleanup project that we had in Q1 of 2025 following the hurricanes experienced in 2024. To the positive in the R/C segment, R/C tree care had an increase of 7.6% as compared to Q1 of 2025. Davey’s service diversification, which helps balance results and moderate the impact of fluctuations across the business, continues to be a strength in times when swings in weather and economic conditions are unpredictable and challenging to plan for.
The flat revenue growth in the first quarter contributed significantly to the Company experiencing a decline in profitability, with income from operations decreasing by $10.9 million, compared to a $1.6 million loss in the first quarter of 2025. In addition to the stagnant sales growth, the 2026 loss reflects continued inflationary pressures on labor, parts, materials, fuel and subcontracting costs. Results were also impacted by higher marketing and selling expenses supporting growth initiatives. These marketing costs are now being allocated evenly throughout 2026, which resulted in a disproportionate impact in the first quarter compared to prior years, where such costs were more closely aligned with peak R/C revenue periods. Overall, these costs will normalize over the full year and be diluted by sales growth. In addition, a colder than normal winter impacted residential tree care productivity early in the year. The Company continues to monitor the effects of ongoing conflicts in the Middle East, particularly as they relate to volatility in fuel and fertilizer costs and broader impacts on operating expenses. Management remains focused on improving profitability through productivity improvements, disciplined expense management, and targeted pricing initiatives to better align pricing with the current cost environment.
As part of the Company’s long-term strategy to invest in infrastructure that supports future growth, debt levels at the end of the first quarter of 2026 increased compared to the prior year. This increase primarily reflects the strategic acquisition of Cal Engineering Solutions, Inc., along with targeted property investments to support long-term operational needs and future growth. Debt levels also increased as a result of planned investments in core systems, including the continued phased implementation of SAP S/4HANA® and Motive Telematics, both of which remain on track. As a result of higher average debt balances, interest expense totaled $4.6 million for the quarter, representing a 4.8% increase compared to the first quarter of 2025. During the quarter, the Company amended its credit facility to enhance its overall financial flexibility. This included the relaxation of certain covenant requirements, further strengthening the Company’s financial flexibility and ensuring continued access to ample liquidity to support ongoing operations, fund strategic investments, and meet future financial obligations.
The Company continues to navigate a challenging risk environment shaped by rising insurance costs and broader litigation trends, particularly in areas such as workers’ compensation and auto liability. Management continues to make progress in addressing these challenges through a thoughtful and proactive approach to risk management. This includes maintaining strong insurance relationships, investing in safety and technology initiatives, strengthening contract terms, and remaining selective in the projects and geographies in which we operate. Risk management remains a key focus across the organization and these ongoing efforts reflect our commitment to the safety of our employees and the communities we serve.

I would like to thank our field personnel, operating groups, and administrative teams for their continued hard work and dedication. We are off to a modest start in 2026, and while there is work to be done on profitability, I am confident in our team’s ability to deliver another strong year for the company.
For additional information and news on the Company, please go to:
https://www.davey.com/shareholders
As always, we appreciate your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended
	April 4, 2026	March 29 2025
Operating Statement Data:
Revenues	$435,775	$434,836
Costs and expenses:
Operating	294,877	295,932
Selling	82,267	81,353
General and administrative	49,199	40,600
Depreciation and amortization	21,256	18,568
Gain on sale of assets, net	(892)	(33)
Loss from operations	(10,932)	(1,584)
Interest expense	(4,593)	(4,382)
Interest income	350	552
Other, net	(2,172)	(1,716)

Loss before income taxes	(17,347)	(7,130)
Income tax benefit	(6,662)	(3,872)
Net loss	$(10,685)	$(3,258)

Net loss per share:
Basic & Diluted	$(.27)	$(.08)

Weighted average shares outstanding:
Basic & Diluted	39,729	40,871
Dividends per share	$.030	$.025

Balance Sheet Data:	April 4, 2026	December 31, 2025
Cash and accounts receivable	$421,297	$397,867
Current:
Assets	543,138	519,707
Liabilities	349,100	389,596
Net working capital	$194,038	$130,111
Long-term debt	$459,997	$317,279
Other long-term liabilities	467,771	433,325
Total equity	335,687	356,600
Total assets	$1,612,555	$1,496,800
Common shares, net outstanding	39,380	39,469

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.